Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-231725) of PowerFleet, Inc. of our report dated February 27, 2019 with respect to the financial statements for the three years ended December 31, 2018 and the effectiveness of internal control over financial reporting of Pointer Do Brasil Comercial Ltda. as of December 31, 2018, referenced in the Annual Report on Form 20-F of Pointer Telocation Ltd. for the year ended December 31, 2018, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Amended Registration Statement.

São Paulo, Brazil, July 1, 2019

/s/ Baker Tilly Brasil Norte SS Auditors Independentes - EPP

Baker Tilly Brasil Norte SS Auditors Independentes - EPP

Vicente Luiz Reis Lauria